Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This Amendment No. 3 to Rights Agreement (this “Amendment”) is entered into as of March 9, 2010, by and between Facet Biotech Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).

RECITALS:

WHEREAS, the Company and the Rights Agent have previously entered into a Rights Agreement dated as of September 7, 2009, as amended on December 15, 2009 and December 16, 2009 (the “Agreement”; capitalized terms used but not defined herein shall have the meaning set forth in the Agreement);

WHEREAS,  the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Abbott Laboratories, an Illinois corporation (“Parent”), Amber Acquisition Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent (the “Merger Sub”) pursuant to which (i) the Merger Sub would commence a cash tender offer (the “Offer”) to purchase any and all of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) following consummation of the Offer, Merger Sub would merge with and into the Company with the Company surviving as a direct or indirect wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Agreement as set forth herein is necessary and desirable in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) and has duly authorized any officer of the Company to execute and deliver this Amendment;

WHEREAS, pursuant to Section 27 of the Agreement, for so long as the Rights are redeemable, the Company may in its sole and absolute discretion amend any provision of the Agreement in any respect without the approval of any holders of the Rights, as evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, as of the date hereof, the Rights are redeemable and in accordance with Section 27 of the Agreement, the Company has certified to the Rights Agent that this Amendment is in compliance with the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged), the parties hereto agree as follows:

1.     Amendment of Section 1 of the Agreement.  Section 1 of the Agreement is hereby amended and supplemented by adding the following definitions in the appropriate locations:

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 9, 2010, by and among the Company, Parent and Merger Sub, as such may be amended from time to time.

“Offer” shall mean the “Offer” as such term is defined in the Merger Agreement.

“Parent” shall mean Abbott Laboratories, an Illinois corporation, or any of its subsidiaries, including Merger Sub.

“Merger Sub” shall mean Amber Acquisition Inc., a Delaware corporation and a direct or indirect wholly owned subsidiary of Parent.

“Top-Up Option” shall mean the “Top-Up Option” as such term is defined in the Merger Agreement.

2.     Amendment of Section 1(a) of the Agreement.  The definition of “Acquiring Person” in Section 1(a) of the Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, none of Parent, Merger Sub, or their respective Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person for purposes of this Rights Agreement by virtue of one or more of (i) the approval, execution, or delivery of the Merger Agreement, (ii) the public or other announcement of the Merger Agreement, the Top-Up Option or any transaction contemplated by or arising under the Merger Agreement (including the Offer and the Merger) or (iii) the consummation of the Offer, the Merger, or any transaction contemplated by or arising under the Merger Agreement (including the Top-Up Option, each such event and any combination of such events, an “Exempt Event”).”

3.     Amendment of Section 1(ii) of the Agreement.  The definition of “Stock Acquisition Date” in Section 1(ii) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “shall become aware of the existence of an Acquiring Person”:

“; provided, however, that notwithstanding anything in this Rights Agreement to the contrary, a Stock Acquisition Date has not occurred and shall not be deemed to have occurred as the result of an Exempt Event.”

4.     Amendment of Section 3(a) of the Agreement.  Section 3(a) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “the earlier of such dates being herein referred to as the “Distribution Date””:

“, provided, however, that notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date has not occurred and shall not be deemed to have occurred as the result of an Exempt Event.”

5.     Amendment of Section 3 of the Agreement.  Section 3 of the Agreement is hereby amended and supplemented by adding the following Section 3(e):

“(e)     Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of an Exempt Event.”

6.     Amendment of Section 7(a) of the Agreement.  Section 7(a) of the Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything herein to the contrary, immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur, the Rights shall expire and become null and void, without any payment, liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights. The Company shall give the Rights Agent prior written notice of the Effective Time; provided, however, that failure to notify the Rights Agent of the Effective Time shall not in any way affect the time at which the Rights cease to be exercisable pursuant to the foregoing sentence; provided, further, that until such written notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Effective Time has not occurred.”

7.     Amendment of Section 15 of the Agreement.  Section 15 of the Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Nothing in this Rights Agreement shall be construed to give any registered holder of the Right Certificates (or, prior to the Distribution Date, the registered holders of the Common Stock) or any other Person any legal or equitable rights, remedy or claim under this Rights Agreement in connection with any transaction contemplated by the Merger Agreement, including, without limitation, the grant and/or exercise of the Top-Up Option and the making and consummation of the Offer.”

8.     Addition of Section 36 of the Agreement.  The Agreement is hereby supplemented by adding a new Section 36 of the Agreement which shall read in its entirety as follows:

“Section 36.  Termination.  Notwithstanding anything herein to the contrary, immediately prior to the Effective Time, but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire shares of Preferred Stock or any other securities of the Company or of any other Person; provided, however, that notwithstanding the foregoing, Sections 18 and 20 hereof shall survive the termination of this Agreement.”

9.     Governing Law.  This Amendment and the Agreement, as amended hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, provided, however, that all provisions regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

10.   Effect of Amendment.  Except as expressly modified hereby, the Agreement remains in full force and effect.  Upon the execution and delivery hereof, as of the day and year first above written, the Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement.

11.   Descriptive Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

12.   Counterparts.  This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the parties hereto and may be used in lieu of the original Amendment for all purposes.  Signatures of the parties hereto transmitted electronically or by facsimile shall be deemed to be their original signatures for all purposes.

13.   Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded provision shall effect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

FACET BIOTECH CORPORATION

By:	/s/ Francis Sarena
Name:	Francis Sarena
Title:	Vice President, General Counsel and Secretary

MELLON INVESTOR SERVICES LLC

By:	/s/ Sandra Moore
Name:	Sandra Moore
Title:	Vice President & Relationship Manager